Exhibit 10.1
English Summary of
Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”) was executed in Jinzhou City, Liaoning Province on June 24, 2010 by the following parties:

Between: Achieve Gain Group Limited, a corporation duly formed under the laws of the British Virgin Islands (hereinafter referred to as the “Seller”);

And: Friend Birch Limited, a corporation duly formed under the laws of Hong Kong (hereinafter referred to as the “Buyer”, and together with the Seller, “the Parties”);

WHEREAS, Vital Glee Development Limited, a corporation duly formed under the laws of British Virgin Islands with its legal address at P.O. Box 438, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “the Company”);

WHEREAS, the Seller holds 100% equity interest of the company;

WHEREAS, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to buy from the Seller the 100% equity interest of the Company in accordance of the terms of this Agreement;

WHEREAS, the Seller hereby represents that it’s the sole owner of 100% equity interest in the Company and such equity interest is not subject to any lien, encumbrance, litigations or deputes; and

WHEREAS, the boards of directors of the Parties have approved the transactions contemplated by this Agreement.

NOW, THEREFORE, the Parties, pursuant to the principle of equality and mutual benefit and through friendly consultations, hereby enter into this Agreement on the 24th date of June, 2010 and reach the agreements as follows:

Clause 1 Equity Interests to be Transferred, Consideration and Payment

1.1 The Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller the 100% equity interest of the Company.

1.2 The Buyer hereby agrees to buy from the Seller 100% equity interest of the company, in exchange for a total cash consideration of fifteen million U.S. Dollars (US$15,000,000) (the “Consideration”), and the Seller hereby covenants to achieve the target net profit of one million and six hundred thousand U.S. Dollars (US$1,600,000) within twelve (12) months after the effectiveness of this Agreement (from July 1, 2010 to June 30, 2011).

1.3 Payment of the Consideration:

1.3.1 The Buyer hereby agrees to pay eight million and seven hundred thousand U.S. dollars (US$8,700,000.00) to the designated bank account of the Seller as the first installment of the Consideration which shall be a condition precedent for the closing of this Agreement;

1.3.2 Before December 31, 2010, the Buyer shall pay three million one hundred and fifty thousand U.S. dollars (US$3,150,000.00) to the designated bank account of the Seller;

1.3.3 Before June 31, 2011, the Buyer shall pay the remaining three million one hundred and fifty thousand U.S. dollars (US$3,150,000.00) to the designated bank account of the Seller; In case the Company fails to achieve the profit target as set forth in Clause 1.2 above, the Seller agrees the Consideration will be reduced in proportion to the un-fulfilled profit.

Clause 2 Closing

2.1 The closing date of this Agreement will be the sixth business day after satisfaction of the condition precedent stipulated in Clause 1.3.1.

2.2 Upon the closing of this Agreement, the Seller shall deliver or cause to deliver the following document to the Buyer:

2.2.1 Agreement duly executed by the Seller;
2.2.2 Resignations duly executed by existing director of the Company;
2.2.3 Duly executed board resolutions of the Seller approving the closing of this Agreement.

2.3 Upon the closing of this Agreement, the Buyer shall deliver:

2.3.1 The Agreement duly executed by the Buyer;
2.3.2 Duly executed board resolutions of the Buyer approving the closing of this Agreement.

Clause 3 The Right and Responsibility Associated with the Transfer of Equity Interest

3.1 Upon the transfer of the 100% equity interest of the Company, the Seller shall transfer all of its the right and responsibility associated with such equity interest, and the Buyer will bear all responsibility as the shareholder of the Company.

3.2 The Buyer shall be responsible for the timely registration of the transfer of the equity interest of the Company. The Seller shall assist the Buyer to provide all necessary documents provide that the Buyer provides a three-day prior notice.

3.3 Upon the effectiveness of this Agreement, the Buyer shall own the 100% equity interest in the Company and its associated rights and responsibilities.

Clause 4 Distribution of Profits

4.1 The Seller shall have right to all profits generated before June 30, 2010 that is distributable in accordance with the applicable laws.

Clause 5 Transfer of the Equity Interest

5.1 Upon effective of this Agreement, the Seller shall sign all the related legal documents requested by the Buyer.

5.2 Upon satisfaction of the section above, the Buyer shall responsible for handle the registration and the Seller shall provide necessary assistance.

5.3 The expenses incurred for the registration of the equity interest transfer shall be borne by the respective Party.

5.4 The Buyer shall timely transfer the equity interest, and bear the consequences caused by any delay.

Clause 6 Right and Obligations

6.1 The Seller shall transfer the 100% equity interest in the Company and shall have the right to receive the Consideration in accordance with the terms of this Agreement.

6.2 The Seller shall assist the Buyer to complete the transfer of the equity interest in the Company in accordance with this Agreement.

6.3 The Buyer shall receive the 100% equity interest in the Company and be responsible for handle the registration of such equity interest transfer in accordance with this Agreement.

Clause 7 Remedies

7.1 If one Party breaches its obligations hereunder for any reasons, such breaching Party shall be liable for all losses suffered by the non-breaching Party as a result thereof.

7.2 In the event the Buyer fails to perform its obligations Under Clause 1 hereof and such non-performance lasts fifteen (15) business days, the Seller may unilaterally terminate the Agreement. If this Agreement is so terminated by the Seller, the Buyer shall pay to the Seller a liquidated damage in an amount equal to ten percent (10%) of the Consideration.

Clause 8 Dispute Resolution

8.1 All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the Parties through friendly negotiation. If an agreement cannot be reached between the Parties within thirty (30) days upon the receipt of the written notice by the disputing Party, either Party may submit the dispute to arbitration to the China International Economic and Trade Arbitration Commission for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties hereby agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

Clause 9 Confidentiality

9.1 The Parties shall not disclose any confidential information received from the other Party during the execution and performance of this Agreement to any third party without the other Party’s consent, except for any disclosure made in compliance with the requirement of the regulatory agencies.

Clause 10 Effectiveness Date

10.1 This agreement will become effective on the Closing Date (July 1, 2010)

Clause 11 Force Majeure

11.1 If performance of this Agreement in whole or in part is prevented, restricted or interfered with by reason of an earthquake, storm, flood, fire, war, strike or any other cause beyond the reasonable control of the Parties (each a “Force Majeure condition”), then the affected Party shall provide the other Party with a valid evidentiary document setting forth in detail the Force Majeure Condition within fifteen (15) days, its expected duration and the consequences thereof. The Parties shall thereafter consult with each other so as to avoid or minimize any adverse effect of any Force Majeure Condition on this Agreement or the transactions contemplated hereunder. However, if a Force Majeure condition lasts for more than three (3) months, the Parties shall try their best to avoid or reduce damages cause by negotiation. If the Parties cannot agree on a mutually satisfying solution within three (3) months of such negotiation, either Party may terminate this Agreement by giving the other Party a thirty (30) days written notice of such termination.

Clause 12 Miscellaneous

12.1 This agreement is written and executed in Chinese.

12.2 This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior negotiations, agreements and understandings.
12.3 In case any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions or the remaining applications shall not be affected or impaired.
12.4 The preamble forms an integral part of the present Agreement.
12.5 Any notices, requests, and communications required or provided for under this Agreement shall be in writing and shall be delivered via mail, facsimile or express mail.
12.6 This Agreement shall be executed in eight (8) copies. The Seller and the Buyer shall keep one (1) copy. The remaining six (6) copies for purposes of the Share Transfer and any required governmental filings therefore.

The Seller: Achieve Gain Group Limited

Authorized Representative:	/s/ Yubing Xu

The Buyer: Friend Birch Limited

Authorized Representative:	/s/ Qingdong Zeng